CERTIFICATE

            THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES
                                  ("Equitable")

      Processing Office: [Individual Annuity Center, P.O. Box XXXX, G.P.O.
                          New York, New York, 10016]

This is the Certificate which is issued under the terms of the Contract defined in Section 1.09. This Certificate is issued in return for the application for coverage under the Contract and the Contributions to be made to us under the Contract.

In this Certificate, "we", "our" and "us" mean Equitable. "You" and "your" mean the Owner.

We will provide the benefits and other rights pursuant to the terms of this Certificate.

[TEN DAYS TO CANCEL - Not later than ten days after you receive this Certificate, you may return it to us. We will cancel it and refund any Contribution made to us.]

NEW YORK,

THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES



/s/ Joseph J. Melone                        /s/ James M. Benson                         /s/ Molly K. Heines

Chairman and Chief Executive Officer        President and Chief Operating Officer       Vice President and Secretary

THE PORTION OF ANNUITY ACCOUNT VALUE HELD IN THE SEPARATE ACCOUNT MAY INCREASE OR DECREASE IN VALUE (SEE PART II OF THIS CERTIFICATE).



No. 94ICA
[Cover Page "A"]

                                   CERTIFICATE

            THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES
                                  ("Equitable")

      Processing Office: [Individual Annuity Center, P.O. Box XXXX, G.P.O.
                           New York, New York, 10016]

This is the Certificate which is issued under the terms of the Contract defined in Section 1.09. This Certificate is issued in return for the application for coverage under the Contract and the Contributions to be made to us under the Contract.

In this Certificate, "we", "our" and "us" mean Equitable. "You" and "your" mean the Owner.

We will provide the benefits and other rights pursuant to the terms of this Certificate.

[TEN DAYS TO CANCEL - Not later than ten days after you receive this Certificate, you may return it to us. We will cancel it and refund any Contribution made to us, plus or minus any investment gain or loss which applies to the Investment Funds of the Separate Account from the date such Contribution was allocated to such Fund to the date of cancellation.]

NEW YORK,

THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES



/s/ Joseph J. Melone                        /s/ James M. Benson                         /s/ Molly K. Heines

Chairman and Chief Executive Officer        President and Chief Operating Officer       Vice President and Secretary

THE PORTION OF ANNUITY ACCOUNT VALUE HELD IN THE SEPARATE ACCOUNT MAY INCREASE OR DECREASE IN VALUE (SEE PART II OF THIS CERTIFICATE).



No. 94ICB
[Cover Page "B"]

                                TABLE OF CONTENTS


                                                                          Page
                                                                          ----

Part I        -    DEFINITIONS                                               3
Part II       -    INVESTMENT OPTIONS                                        6
Part III      -    CONTRIBUTIONS AND ALLOCATIONS                            10
Part IV       -    TRANSFERS AMONG INVESTMENT OPTIONS                       11
Part V        -    WITHDRAWALS AND TERMINATION                              12
Part VI       -    DEATH BENEFITS                                           13
Part VII      -    ANNUITY BENEFITS                                         14
Part VIII     -    CHARGES                                                  17
Part IX       -    GENERAL PROVISIONS                                       19

TABLE OF GUARANTEED ANNUITY PAYMENTS                                        21

DATA



No. 94ICA/B                                                              Page 2

                              PART I - DEFINITIONS

SECTION 1.01  [ANNUITANT]

["Annuitant"] means the individual shown as such in the Data pages, or any successor [Annuitant].

SECTION 1.02   ANNUITY ACCOUNT VALUE

"Annuity Account Value" means the sum of the amounts held for you in the Investment Options.

SECTION 1.03  ANNUITY BENEFIT

"Annuity Benefit" means a benefit payable by us as described in Part VII.

SECTION 1.04  ANNUITY COMMENCEMENT DATE

"Annuity Commencement Date" means the date on which annuity payments are to commence as described in Section 7.03. Such date is the date shown in the Data pages and is subject to change as described in Section 7.03.

SECTION 1.05  BUSINESS DAY

A "Business Day" is any day on which we are open and the New York Stock Exchange is open for trading, or any other day specified in the Data pages. Our Business Day ends at 4:00 p.m., Eastern time, or such other time as we state in writing to you.

SECTION 1.06  CASH VALUE

"Cash Value" means an amount equal to the Annuity Account Value, less any charges that apply as described in Part VIII and any charges that may apply as described in any applicable Endorsement(s).

SECTION 1.07  CERTIFICATE

"Certificate" means this certificate including the Data pages and any endorsement(s). It is a summary of the Contract terms which affect you.

SECTION 1.08  CODE

"Code" means the Internal Revenue Code of 1986, as amended at any time, or any corresponding provisions of prior or subsequent United States revenue laws.

SECTION 1.09  CONTRACT

"Contract" means the Group Annuity Contract named in the Data pages. A copy of the contract is on file with us. You may ask to see it at any reasonable time.


No. 94ICA/B                                                              Page 3

SECTION 1.10  CONTRACT DATE

"Contract Date" means the earlier of (a) the date on which the [Annuitant] is enrolled under the Contract according to our enrollment procedures and (b) the date of enrollment under a prior Contract. Such date is shown in the Data pages.

SECTION 1.11  CONTRACT YEAR

"Contract Year" means the twelve month period starting on (i) the Contract Date and (ii) each anniversary of the Contract Date, unless we agree to another period.

SECTION 1.12  CONTRIBUTION

"Contribution" means a payment made to us under the Contract.  See Section 3.01.

SECTION 1.13  EMPLOYER

"Employer" means, if applicable, an employer as defined in an endorsement hereto.

SECTION 1.14  GUARANTEED INTEREST RATE

"Guaranteed Interest Rate" means the effective annual rate(s) at which interest accrues on amounts in the [Guaranteed Interest Account].

SECTION 1.15  INVESTMENT FUND

"Investment Fund" means a sub-fund of a Separate Account. An Investment Fund may invest its assets in a separate class (or series) or shares of a specified trust or investment company where each class (or series) represents a separate portfolio in such trust or investment company.

SECTION 1.16  INVESTMENT OPTION

"Investment Option" means the [Guaranteed Interest Account], a Separate Account, or an Investment Fund of a Separate Account [or each Guarantee Period in the Guaranteed Period Account (Separate Account No. 46)].

SECTION 1.17  OWNER

"Owner" means the person or entity shown as such in the Data pages, or any successor owner.

SECTION 1.18  PLAN

"Plan" means, if applicable, the annuity program sponsored by the Employer and as may be defined in an endorsement hereto.

SECTION 1.19  PRIOR CONTRACT

"Prior Contract" means another contract or certificate issued by us and from which the Owner and we have agreed to transfer amounts to this Contract.


No. 94ICA/B                                                              Page 4

SECTION 1.20  PROCESSING DATE

"Processing Date" means the day(s) we deduct charges from the Annuity Account Value. The Data pages show how often a Processing Date will occur.

SECTION 1.21  PROCESSING OFFICE

"Processing Office" means the Equitable administrative office shown on the cover page of this Certificate, or such other location we may state upon written notice to you.

SECTION 1.22  SEPARATE ACCOUNT

"Separate Account" means any of the Separate Accounts [(except our Separate Account No. 46)] described or referred to in Sections 2.02 and 2.05.

SECTION 1.23  TRANSACTION DATE

The Transaction Date is the Business Day we receive at the Processing Office a Contribution or a transaction request providing the information we need. Transaction requests must be in a form acceptable to us.


No. 94ICA/B                                                              Page 5

                          PART II - INVESTMENT OPTIONS


SECTION 2.01 [GUARANTEED INTEREST ACCOUNT]

Any amount held in the [Guaranteed Interest Account] becomes part of our general assets, which support the guarantees of the Contract and other contracts.

The amount in such Account at any time is equal to:

       o all amounts that have been allocated or transferred to such Account, plus

       o    the amount of any interest credited, less

       o all amounts that have been withdrawn (including charges) or transferred from such Account.

We will credit the amount held in such Account with interest at effective annual rates that we set. We will also set a minimum Guaranteed Interest Rate that will remain in effect through a stated twelve-month period or a calendar year. The Data pages show the initial Rate(s) to apply.

We guarantee that any rate so set after your Contract Date will never be less than the minimum rate shown in the Data pages.

SECTION 2.02  SEPARATE ACCOUNT

We have established the Separate Account(s) and maintain such Account(s) in accordance with the laws of New York State. Income, realized and unrealized gains and losses from the assets of the Separate Account(s) are credited to or charged against it without regard to our other income, gains or losses. Assets are placed in the Separate Account(s) to support the Contract and other variable annuity contracts and certificates. Assets may be placed in the Separate Account(s) for other purposes, but not to support contracts or policies other than variable annuities and variable life insurance.

The Data pages set forth the Separate Account(s). A Separate Account may be subdivided into Investment Funds.

The assets of a Separate Account are our property. The portion of such assets equal to the reserves and other contract liabilities will not be chargeable with liabilities which arise out of any other business we conduct. We may transfer assets of a Separate Account in excess of the reserves and other liabilities with respect to such Account to another Separate Account or to our general account.

We may, at our discretion, invest Separate Account assets in any investment permitted by applicable law. We may rely conclusively on the opinion of counsel (including counsel in our employ) as to what investments we may make as law permits.


No. 94ICA/B                                                              Page 6

SECTION 2.03  SEPARATE ACCOUNT ACCUMULATION UNITS AND UNIT VALUES

The amount you have in an Investment Fund at any time is equal to the number of Accumulation Units you have in that Fund multiplied by the Fund's Accumulation Unit Value at that time. "Accumulation Unit" means a unit which is purchased in a Separate Account. "Accumulation Unit Value" means the dollar value of each Accumulation unit in a Separate Account on a given date. (If Investment Funds apply as described in Section 2.02, then the terms of this Section 2.03 apply separately to each Fund, unless otherwise stated.)

Amounts allocated or transferred to a Separate Account are used to purchase Accumulation Units of that Account. Units are redeemed when amounts are deducted, transferred or withdrawn.

The number of Accumulation Units you have in a Separate Account at any time is equal to the number of Accumulation Units purchased minus the number of Units redeemed in that Account up to that time. The number of Accumulation Units purchased or redeemed in a transaction is equal to the dollar amount of the transaction divided by the Account's Accumulation Unit Value for that Transaction Date.

We determine Accumulation Unit Values for each Separate Account for each Valuation Period. A "Valuation Period" is each Business Day together with any consecutive preceding non-business days. For example, for each Monday which is a Business Day, the preceding Saturday and Sunday will be included to equal a three-day Valuation Period.

Unless the following paragraph applies, the Accumulation Unit Value for a Separate Account for any Valuation Period is equal to the Accumulation Unit Value for the immediately preceding Valuation Period multiplied by the ratio of values "(i) " and "(ii) ". Value "(i) " is the value of the Separate Account at the close of business at the end of the current Valuation Period, before any amounts are allocated to or withdrawn from the Separate Account in that Period. Value "(ii)" is the value of the Separate Account at the close of business at the end of the preceding Valuation Period, after all allocations and withdrawals were made for that Period. For this purpose, "value of the Separate Account" means the market value or, where there is no readily available market, the fair value of the assets allocated to the Separate Account, as determined in accordance with our rules, accepted accounting practices, and applicable laws and regulations.

To the extent the Separate Account invests in Investment Funds, and the assets of the Funds are invested in a class or series of shares of a specified trust or investment company, the Accumulation Unit Value of an Investment Fund for any Valuation Period is equal to the Accumulation Unit Value for that Fund on the immediately preceding Valuation Period multiplied by the Net Investment Factor for that Fund for the current Valuation Period. The Net Investment Factor for a Valuation Period is (a) divided by (b) minus (c), where

         (a) is the value of the Investment Fund's shares of the related portfolio of the specified trust or investment company at the end of the Valuation Period (before taking into account any amounts allocated to or withdrawn from the Investment Fund for the Valuation Period and after deduction of investment advisory fees and direct operating expenses of the specified trust or investment


No. 94ICA/B                                                              Page 7
                  company; for this purpose, we use the share value reported to us by the specified trust or investment company);

         (b) is the value of the Investment Fund's shares of the related portfolio of the specified trust or investment company at the end of the preceding Valuation Period (taking into account any amounts allocated or withdrawn for that Valuation Period);

         (c) is the daily Separate Account charges (see Section 8.04) for the expenses and risks of the Contract, times the number of calendar days in the Valuation Period, plus any charge for taxes or amounts set aside as a reserve for taxes.

SECTION 2.04  AVAILABILITY OF INVESTMENT OPTIONS

Section 3.01 describes how Contributions are allocated among Investment Options based on your election. Your election is subject to the following:

         (a) If the Contributions are made pursuant to the terms of a Plan, then Investment Options available may be subject to the terms of such Plan, as reported to us by the Owner.

         (b) We have the right to limit the number of Options which you may elect.

The Data pages list which Options are available as of the Contract Date.

SECTION 2.05  CHANGES WITH RESPECT TO SEPARATE ACCOUNT

In addition to the right reserved pursuant to subsection (b) of Section 2.04, we have the right, subject to compliance with applicable law, including approval of Certificate owners if required:

         (a) to add Investment Funds (or sub-funds of Investment Funds) to, or to remove Investment Funds (or sub-funds) from, the Separate Account, or to add other separate accounts;

         (b) to combine any two or more Investment Funds or sub-funds thereof;

         (c) to transfer the assets we determine to be the share of the class of contracts to which the Contract belongs from any Investment Fund to another Investment Fund;

         (d) to operate the Separate Account or any Investment Fund as a management investment company under the Investment Company Act of 1940, in which case charges and expenses that otherwise would be assessed against an underlying mutual fund would be assessed against the Separate Account;

         (e) to operate the Separate Account or any Investment Fund as a unit investment trust under the Investment Company Act of 1940;

         (f) to deregister the Separate Account under the Investment Company Act of 1940, provided that such action conforms with the requirements of applicable law;


No. 94ICA/B                                                              Page 8

         (g) to restrict or eliminate any voting rights as to the Separate Account;

         (h) to cause one or more Investment Funds to invest some or all of their assets in one or more other trusts or investment companies.

If the exercise of these rights results in a material change in the underlying investment of a Separate Account, you will be notified of such exercise, as required by law.

A Separate Account or Investment Fund which may be added by us as described above may be one with respect to which (i) there may be periods during which Contributions may be restricted pursuant to the maturity terms of such Account or Fund, (ii) amounts therein may be automatically liquidated pursuant to the investment policy of the Account, and (iii) investments therein may mature. We will have the right to reallocate amounts arising from liquidation or maturity according to your allocation instructions then in effect unless you specify other instructions with respect to such amounts. If no such allocation instructions have been made, the reallocation will be made to a designated Investment Option, or to the next established Account or Fund of the same type as described in this paragraph, if applicable, as specified in the Data pages.


No. 94ICA/B                                                              Page 9

                    PART III - CONTRIBUTIONS AND ALLOCATIONS


SECTION 3.01 CONTRIBUTIONS, ALLOCATIONS

You elect which Investment Options will be available under the Certificate subject to the terms of Section 2.04. Once this election is made, you may allocate Contributions to, or transfer among, only these Options. You may add or subtract Options by sending us a written request, but we have the right to decline your request.

You also elect how to allocate Contributions among the Options chosen. If you are not the Annuitant, you may delegate to the Annuitant authority to allocate Contributions. You need not allocate Contributions to each Option you have chosen. You may change the allocation election at any time by sending us the proper form. Allocation percentages must be in whole numbers (no fractions) and must equal 100%.

Each Contribution is allocated (after deduction of any charges that may apply) in accordance with the allocation election in effect on the Transaction Date. Contributions made to a Separate Account purchase Accumulation Units in that Account, using the Accumulation Unit Value for that Transaction Date.

SECTION 3.02   LIMITS ON CONTRIBUTIONS

We have the right not to accept any Contribution which is less than the amount shown in the Data pages. The Data pages indicate other minimum and maximum Contribution requirements which may apply. We also have the right, upon advance notice to you, to:

         (a) change such requirements to apply to Contributions made after the date of such change, and

         (b) discontinue acceptance of Contributions under the Contract with respect to all Owners or with respect to all Owners to whom the same type of Certificate applies.



No. 94ICA/B                                                              Page 10

                  PART IV - TRANSFERS AMONG INVESTMENT OPTIONS


SECTION 4.01  TRANSFER REQUESTS

You may request to transfer all or part of the amount held in an Investment Option to one or more of the other Options. The request must be in a form we accept. All transfers will be made on the Transaction Date. Transfers are subject to the terms of Section 4.02 and to our rules in effect at the time of transfer. With respect to a Separate Account, the transfers will be made at the Accumulation Unit Value for that Transaction Date.

SECTION 4.02  TRANSFER RULES

The transfer rules which apply are described in the Data pages. A transfer request will not be accepted if it involves less than the minimum amount, if any, stated in the Data pages (unless the Annuity Account Value is less than such amount). We have the right to change our transfer rules. Any change will be made upon advance notice to you.

The Investment Funds may consist of funds which are classified as "Type A" Investment Options or "Type B" Investment Options or any other type which may be specified in the Data pages, as we designate in our discretion for purposes of the transfer rules described in the Data pages. The Data pages specify whether such Investment Options are designated Type A or Type B or another type as well as the minimum or maximum limits on transfers which apply.


No. 94ICA/B                                                              Page 11

                      PART V - WITHDRAWALS AND TERMINATION


SECTION 5.01  WITHDRAWALS

Unless otherwise stated in the Data pages, you may request, pursuant to our procedures then in effect, a withdrawal from the Investment Options before the Annuity Commencement Date and while the [Annuitant] is alive. The request must be in a form we accept.

On the Transaction Date, we will pay the amount of the withdrawal requested or, if less, the Cash Value. The amount to be paid plus any Withdrawal Charge which applies (see Section 8.01) will be withdrawn on a pro-rata basis from the amounts held for you in the Investment Options, unless you elect otherwise and unless otherwise stated in the Data pages.

We will not accept a withdrawal request if it involves less than the minimum amount, if any, stated in the Data pages. Further conditions or restrictions may apply if stated in the Data pages or in an endorsement hereto.

SECTION 5.02  TERMINATION

This Certificate will terminate if one or more of the following events occurs, unless otherwise specified in the Data pages:

(a) If a withdrawal made under Section 5.01 would result in an Annuity Account Value of an amount less than the minimum amount stated in the Data pages, we will so advise you and have the right to pay you such Value. In that case this Certificate will be terminated.

(b) Before the Annuity Commencement Date, we have the right to pay the Cash Value and terminate this Certificate if no Contributions are made during the last [three] completed Contract Years, and the Annuity Account Value is less than the amount described in item (a) above.

(c) We also have the right to terminate this Certificate if no Contributions have been made within 120 days of the Contract Date.


No. 94ICA/B                                                              Page 12

                            PART VI - DEATH BENEFITS


SECTION 6.01  DEATH BENEFIT

Upon receipt of due proof that the [Annuitant] has died before the Annuity Commencement Date, we will pay a death benefit to the beneficiary named under
Section 6.02. Payment may be subject to the terms of Section 6.02 and any special rules which may apply as described in any endorsement hereto.

The amount of the death benefit is described in the Data pages.

The death benefit will be paid as an Annuity Benefit or in a single sum, as described in Section 6.02.

SECTION 6.02  BENEFICIARY

You give us the name of the beneficiary who is to receive any death benefit payable on the [Annuitant]'s death. You may change the beneficiary from time to time during the [Annuitant]'s lifetime and while coverage under the Contract is in force. Any such change must be made in writing in a form we accept. A change will, upon receipt at the Processing Office, take effect as of the date the written form is executed, whether or not you are living on the date of receipt. We will not be liable as to any payments we made before we receive any such change.

You may name one or more persons to be primary beneficiary on the [Annuitant]'s death and one or more other persons to be successor beneficiary if the primary beneficiary dies before the [Annuitant]. Unless you direct otherwise, if you have named two or more persons as beneficiary, the beneficiary will be the named person or persons who survive the [Annuitant] and payments will be made to such persons in equal shares or to the survivor.

Any part of a death benefit payable as described in Section 6.01 for which there is no named beneficiary living at the [Annuitant]'s death will be payable in a single sum to the [Annuitant]'s surviving children. The payments will be made in equal shares, or should none survive or should there be none, then to the [Annuitant]'s estate.

If you so elect in writing, any amount that would otherwise be payable to a beneficiary in a single sum may be applied to provide an Annuity Benefit, on the form of annuity elected by you, subject to our rules then in effect. If at the [Annuitant]'s death there is no election in effect, the beneficiary may make such an election. In the absence of any election by either you or the beneficiary, we will pay the death benefit in a single sum.

Any naming of a beneficiary is subject to the terms of the Plan, if one applies, including any terms requiring spousal consent.


No. 94ICA/B                                                              Page 13

                            PART VII ANNUITY BENEFITS


SECTION 7.01  ANNUITY BENEFIT

Payments under an Annuity Benefit will be made monthly. You may elect instead to have the Annuity Benefit paid at other intervals, such as every three months, six months, or twelve months, instead of monthly, subject to our rules at the time of your election or as otherwise stated in the Data pages or any endorsement hereto. This election may be made at the time the Annuity Benefit form as described in Section 7.02 is elected. In that event, all references in this Certificate to monthly payments will, with respect to the Annuity Benefit to which the election applies, be deemed to mean payments at the frequency elected.

SECTION 7.02  ELECTION OF ANNUITY BENEFITS

As of the Annuity Commencement Date, provided the [Annuitant] is then living, the Annuity Account Value will be applied to provide the Normal Form of Annuity Benefit (described below). However, you may instead elect (i) to have the Cash Value paid in a single sum, (ii) to apply the Annuity Account Value or Cash Value, whichever applies pursuant to the first paragraph of Section 7.05, to provide an Annuity Benefit of any form offered by us or one of our subsidiary life insurance companies , or (iii) to apply the Cash Value to provide any other form of benefit payment we offer, subject to our rules then in effect and applicable laws and regulations. At the time an Annuity Benefit is purchased, we will issue a supplementary contract which reflects the Annuity Benefit terms.

We will provide notice and election forms to you not more than six months before the Annuity Commencement Date.

We will have the right to require you to furnish any information we need to provide an Annuity Benefit. We will be fully protected in relying on such information and need not inquire as to its accuracy or completeness.

SECTION 7.03 COMMENCEMENT OF ANNUITY BENEFITS

Before the Annuity Commencement Date, you may elect to change such Date to any date after your election is filed (other than the 29th, 30th, or 31st of any month). You must do this in writing. The change will not take effect until your written election is received and accepted by us at our Processing Office.

However, no Annuity Commencement Date will be later than the first day of the month which follows the date the [Annuitant] attains the "maximum maturity age" or, if later, the tenth anniversary of the Contract Date. The current maximum maturity age is shown in the Data pages, but may be changed by us in conformance with applicable law.

SECTION 7.04 ANNUITY BENEFIT FORMS

The "Normal Form" of Annuity Benefit is an Annuity Benefit payable on the Life-Period Certain Annuity Form described below, unless another Form is to apply pursuant to the terms of the Plan, if applicable, the requirements of the Employee Retirement Income


No. 94ICA/B                                                              Page 14

Security Act of 1974 (ERISA), as amended, or any other law that applies. The Data pages will state the Normal Form which applies. We may offer other annuity forms as available from us or from one of our affiliated or subsidiary life insurance companies. Such a form may, for example, include the Joint and Survivor Life Annuity Form which provides monthly payments while either of two persons upon whose lives such payments depend is living. The monthly amount to be continued when only one of the persons is living will be equal to a percentage, as elected, of the monthly amount that was paid while both were living.

The Life-Period Certain Annuity is an annuity payable during the lifetime of the person upon whose life the payments depend, but with 10 years of payments guaranteed (10 years certain period). That is, if the original payee dies before the certain period has ended, payments will continue to the beneficiary named to receive such payments for the balance of the certain period.

SECTION 7.05 AMOUNT OF ANNUITY BENEFITS

If you elect pursuant to Section 7.02 to have an Annuity Benefit paid in lieu of the Cash Value, the amount applied to provide the Annuity Benefit will, unless otherwise stated in the Data pages or required by applicable laws or regulations, be (i) the Annuity Account Value if the annuity form elected provides payments for a person's remaining lifetime or (ii) the Cash Value if the annuity form elected does not provide such lifetime payments.

The amount applied to provide an Annuity Benefit may be reduced by a charge for any taxes which apply on annuity purchase payments. If we have previously deducted charges for taxes from Contributions, we will not again deduct charges for the same taxes before an Annuity Benefit is provided. The balance will be used to purchase the Annuity Benefit on the basis of either (i) the Tables of Guaranteed Annuity Payments or (ii) our then current individual annuity rates, whichever rates would provide a larger benefit with respect to the payee.

SECTION 7.06  CONDITIONS

We may require proof acceptable to us that the person on whose life a benefit payment is based is alive when each payment is due. We will require proof of the age of any such person on whose life an Annuity Benefit is based.

If a benefit was based on information that is later found not to be correct, such benefit will be adjusted on the basis of the correct information. The adjustment will be made in the number or amount of the benefit payments, or any amount used to provide the benefit, or any combination. Overpayments by us will be charged against future payments. Underpayments will be added to future payments. Our liability is limited to the correct information and the actual amounts used to provide the benefits.

If the age (or sex, if applicable as stated in the Tables of Guaranteed Annuity Payments) of any person upon whose life an Annuity Benefit depends has been misstated, any benefits will be those which would have been purchased at the correct age (or sex). Any overpayments or underpayments made by us will be charged or credited with interest at (a) the rate shown in the Data pages or (b) the then current Guaranteed Interest Rate; we will choose which rate will apply on a uniform basis for like Certificates. Such interest will be deducted from or added to future payments.


No. 94ICA/B                                                              Page 15

If we receive acceptable proof that (i) a payee entitled to receive any payment under the terms of the Contract is physically or mentally incompetent to receive such payment or a minor, (ii) another person or an institution is then maintaining or has custody of such payee, and (iii) no guardian, committee, or other representative of the estate of such payee has been appointed, we may make the payments to such other person or institution. In the case of a minor, the payments will not exceed [$200,] or such other amount as may be shown in the Data pages. We will have no further liability with respect to the payments so made.

If the amount to be applied hereunder is less than the minimum amount stated in the Data pages, we may pay the amount to the payee in a single sum instead of applying it under the annuity form elected.

SECTION 7.07  CHANGES

We have the right, upon advance notice to you, to change at any time after the fifth anniversary of the Contract's register date and at intervals of not less than five years, the actuarial basis used in the Tables of Guaranteed Annuity Payments. However, no such change will apply to (a) any Annuity Benefit provided before the change or (b) Contributions made before such change which are applied to provide an Annuity Benefit.



No. 94ICA/B                                                              Page 16

                               PART VIII - CHARGES


SECTION 8.01 WITHDRAWAL CHARGES

The amount of the Withdrawal Charge is stated in the Data pages. We have the right to change the Charge shown in the Data pages with respect to future Contributions, subject to any maximum stated in the Data pages. We will give you notice of any change.

If specified in the Data pages, a "Free Corridor Amount" will apply as follows:

      "Free Corridor Amount" means an amount equal to the percentage, stated in the Data pages, of the Annuity Account Value, minus the total of all prior withdrawals (and associated Withdrawal Charges) made as described in
      Section 5.01 in the current Contract Year. We have the right to change the Free Corridor Amount, but it will always be a percentage between [0% and 30%] if so provided in the Data pages.

      If the amount of a withdrawal made under Part V is more than the Free Corridor Amount (defined above), we will (a) first withdraw from the Investment Options, on the basis described in Section 5.01, an amount equal to the Free Corridor Amount, and (b) then withdraw from the Investment Options an amount equal to the excess of the amount requested over the Free Corridor Amount, plus a Withdrawal Charge if one applies.

      For purposes of this Section, amounts withdrawn up to the Free Corridor Amount will not be deemed a withdrawal of any Contributions. We have the right to carry forward the Free Corridor Amount into a future Contract Year, if not used in any Year, if so stated in the Data pages.

      Any withdrawals in excess of the Free Corridor Amount will be deemed withdrawals of Contributions in the reverse order in which they were made. That is, Contributions will be withdrawn on a last-in, first-out basis unless the Data pages state that a first-in, first-out basis will apply.

In addition, the [Annuitant]'s years of participation under the Prior Contract, if applicable, will be included for purposes of determining the Withdrawal Charge, if so specified in the Data pages in accordance with our rules then in effect.

If specified in the Data pages we have the right to reduce or waive the Withdrawal Charge upon such events as stated in the Data pages. Moreover, the Withdrawal Charge will be reduced if needed in order to comply with any applicable state or federal law.

SECTION 8.02  ADMINISTRATIVE AND OTHER CHARGES DEDUCTED FROM ANNUITY ACCOUNT
VALUE

As of each Processing Date, we will deduct Administrative Charges or other Charges related to the administration and/or distribution of this Certificate from the Annuity Account Value. Such Charges are shown in the Data pages.


No. 94ICA/B                                                              Page 17

If specified in the Data pages, the Charges will be deducted in full or prorated for the Contract Year, or portion thereof, in which the Contract Date occurs or in which the Annuity Account Value is withdrawn or applied to provide an Annuity Benefit or death benefit. If so, the Charges will be deducted when withdrawn or so applied.

The amount of any such Charge will in no event exceed any maximum amount shown in the Data pages, subject to any maximum amount permitted under any applicable law.

We have the right to change the amount of the Charges with respect to future Contributions. We will give you advance notice of any such change.

SECTION 8.03  TRANSFER CHARGES

We have the right to impose a charge with respect to any transfer among Investment Options after the number of free transfers, shown in the Data pages, made on behalf of an [Annuitant]. The amount of such charge will be set forth in a notice from us to you and will in no event exceed any maximum amount stated in the Data pages.

SECTION 8.04  DAILY SEPARATE ACCOUNT CHARGE

Assets of the Investment Funds will be subject to a daily asset charge. This daily asset charge is for mortality risk, expenses and expense risk that we assume, as well as for financial accounting and death benefits if specified in the Data pages. The charge will be made pursuant to item (c) of "Net Investment Factor" as defined in Section 2.03. Such charge will be applied after any deductions to provide for taxes. It will be at a rate not to exceed the maximum annual rate stated in the Data pages. We have the right to charge less on a current basis; the actual charge to apply, for at least the first Contract Year, is also stated in the Data pages.

SECTION 8.05 CHANGES

In addition to our right to reduce or waive charges as described in this Part VIII, we have the right, upon advance notice to you, to increase the amount of any charge stated in the Data pages, subject to (a) any maximum amount provided in this Part VIII or the Data pages and (b) with respect to Withdrawal Charges and Administrative or Other Charges deducted from the Annuity Account Value, the application of any increase only to Contributions made after the date of the change.


No. 94ICA/B                                                              Page 18

                          PART IX - GENERAL PROVISIONS


SECTION 9.01  CONTRACT

The Contract is the entire contract between the parties. It will govern with respect to our rights and obligations.

The Contract may not be changed, nor may any of our rights or rules be waived, except in writing and by our authorized officer. In addition to the rights of change reserved by us as provided in this Certificate, the Contract may be changed by amendment or replacement upon agreement between the Contract Holder and us without the consent of any other person provided that any such change does not reduce any Annuity Benefit provided before such change and provided that no rights, privileges or benefits under the Contract and this Certificate with respect to Contributions made hereunder prior to the effective date of such change may be adversely affected by an amendment without the consent of the Contract Holder and each Certificate Owner.

SECTION 9.02  STATUTORY COMPLIANCE

We have the right to change the Contract without the consent of any other person in order to comply with any laws and regulations that apply. Such right will include, but not be limited to, the right to conform the Contract to reflect changes in the Code, in Treasury regulations or published rulings of the Internal Revenue Service, ERISA, and in Department of Labor regulations.

The benefits and values available under the Contract will not be less than the minimum benefits required by any state law that applies.

SECTION 9.03  DEFERMENT

The use of proceeds to provide a payment of a death benefit and payment of any portion of the Annuity Account Value (less any Withdrawal Charge that applies) will be made within seven days after the Transaction Date. Payments or use of proceeds from the Investment Funds can be deferred for any period during which
(1) the New York Stock Exchange is closed or trading is restricted, (2) sales of securities or determination of the fair value of an Investment Fund's assets is not reasonably practicable because of an emergency, or (3) the Securities and Exchange Commission, by order, permits us to defer payment in order to protect persons with interests in the Investment Funds. We can defer payment or transfer of any portion of the Annuity Account Value in the Guaranteed Interest Account for up to six months while you are living.

SECTION 9.04  REPORTS AND NOTICES

At least once each year until the Annuity Commencement Date, we will send you a report showing:

         (a)    the dollar amount in the [Guaranteed Interest Account];

         (b) the total number of Accumulation Units in each Separate Account or Investment Fund;


No. 94ICA/B                                                              Page 19

         (c)      the Accumulation Unit Value;

         (d)      the dollar amount in each Separate Account or Investment Fund;

         (e)      the Cash Value; and

         (f)      the amount of the death benefit.

The terms which require us to send you a report as described above or any written notice as described in any other Section will be satisfied by our mailing any such report or notice to your last known address as shown in our records.

All written notices sent to us will not be effective until received at the Processing Office. Your Certificate Number should be included in all correspondence.

SECTION 9.05 ASSIGNMENTS, NONTRANSFERABILITY, NONFORFEITABILITY

No amounts payable under the Contract to a payee other than you may be assigned by that payee unless permitted herein, nor will they be subject to the claims of creditors or to legal process, except to the extent permitted by law. Other restrictions may apply if stated in any endorsement hereto.

SECTION 9.06 MANNER OF PAYMENT

We will pay all amounts hereunder by check (in United States dollars) or, if so agreed by you and us, by wire transfer. All amounts payable by you must be paid by check payable to us (in United States dollars) or by any other method acceptable to us.


No. 94ICA/B                                                              Page 20

                      TABLE OF GUARANTEED ANNUITY PAYMENTS

                        [APPLICABLE TO IRA CERTIFICATES]

[AMOUNT OF ANNUITY BENEFIT PAYABLE MONTHLY ON THE JOINT AND SURVIVOR LIFE ANNUITY FORM (WITH 100% OF THE AMOUNT OF THE ANNUITANT'S PAYMENT CONTINUED TO THE ANNUITANT'S SPOUSE) PROVIDED BY AN APPLICATION OF $1,000.

                                   FEMALE AGES

        AGE        60        61        62       63       64        65       66         67       68        69     70
         60       3.39      3.42      3.46      3.49    3.52      3.55     3.58       3.61     3.64      3.67   3.70
         61       3.41      3.45      3.48      3.51    3.55      3.58     3.61       3.64     3.68      3.71   3.74
         62       3.43      3.47      3.50      3.54    3.57      3.61     3.64       3.68     3.71      3.74   3.78
         63       3.45      3.49      3.52      3.56    3.60      3.63     3.67       3.71     3.74      3.78   3.82
MALE     64       3.47      3.51      3.54      3.58    3.62      3.66     3.70       3.74     3.78      3.82   3.86
AGES     65       3.48      3.52      3.56      3.61    3.65      3.69     3.73       3.77     3.81      3.85   3.89
         66       3.50      3.54      3.58      3.63    3.67      3.71     3.76       3.80     3.84      3.89   3.93
         67       3.52      3.56      3.60      3.65    3.69      3.74     3.78       3.83     3.88      3.92   3.97
         68       3.53      3.57      3.62      3.67    3.71      3.76     3.81       3.86     3.91      3.96   4.00
         69       3.54      3.59      3.64      3.69    3.73      3.78     3.83       3.88     3.94      3.99   4.04
         70       3.56      3.60      3.65      3.70    3.75      3.81     3.86       3.91     3.96      4.02   4.07


The amount of income provided under an Annuity Benefit payable on the Joint and Survivor Life Annuity form is based on 2.5% interest and the 1983 Individual Annuity Mortality Table "a" projected with modified Scale "G" .

Amounts required for ages or for annuity forms not shown in the above Table will be calculated by us on the same actuarial basis.

If a variable annuity form is available from us and elected pursuant to Section 7.02, then the amounts required will be calculated by us based on the 1983 Individual Annuity Mortality Table "a" projected with modified Scale "G" and a modified two year age setback and on an Assumed Base Rate of Net Investment Return of 3.5%/5.0%.]


No. 94ICA/B                                                              Page 21

                      TABLE OF GUARANTEED ANNUITY PAYMENTS

                   [APPLICABLE TO NON-QUALIFIED CERTIFICATES]

         [AMOUNT OF ANNUITY BENEFIT PAYABLE MONTHLY ON THE LIFE ANNUITY FORM WITH TEN YEARS CERTAIN PROVIDED BY APPLICATION OF $1,000.


              Monthly Income                            Monthly Income
 Ages       Males       Females             Age       Males      Females
 ----       -----       -------             ---       -----      -------

  60         4.12          3.70               73        5.52          4.87
  61         4.20          3.76               74        5.66          4.99
  62         4.29          3.83               75        5.80          5.12
  63         4.38          3.90               76        5.95          5.26
  64         4.48          3.98               77        6.10          5.40

  65         4.58          4.06               78        6.25          5.55
  66         4.68          4.14               79        6.40          5.70
  67         4.79          4.23               80        6.56          5.85
  68         4.90          4.32               81        6.72          6.01
  69         5.02          4.42               82        6.88          6.18
  70         5.14          4.52               83        7.04          6.34
  71         5.26          4.63               84        7.20          6.51
  72         5.39          4.75               85        7.36          6.67


The amount of income provided under an Annuity Benefit payable on the Joint and Survivor Life Annuity form is based on 2.5% interest and the 1983 Individual Annuity Mortality Table "a" projected with modified Scale "G", adjusted to a unisex basis, reflecting a 20%-80% split of males and females at pivotal age 55.

Amounts required for ages not shown in the above Table or for other annuity forms will be calculated by us on the same actuarial basis.

If a variable annuity form is available from us and elected pursuant to Section 7.02, then the amounts required will be calculated by us based on the 1983 Individual Annuity Mortality Table "a" projected with modified Scale "G" and a modified two year age setback and a 20%-80% split of males and females at age 55 and on an Assumed Base Rate of Net Investment Return of 3.5%/5.0%.]


No. 94ICA/B                                                              Page 22